Exhibit 10.18
EXECUTION COPY
June 21, 2007
Fingerhut Direct Marketing, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344
Attn: Chief Financial Officer
Ladies and Gentlemen:
     Reference is made to that certain Securities Purchase Agreement, dated as of March 23, 2006 (the “Purchase Agreement”), between Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), and the purchasers named on the Purchaser Schedule attached thereto (the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
     In order to provide financing for, among other things, the working capital needs of the Company and its Subsidiaries in the ordinary course of business and to refinance certain existing Indebtedness, the Company is about to enter into the Credit Agreement, dated as of the date hereof (the “New Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Agent”), pursuant to which the Lenders will provide a revolving loan to the Company in the original principal amount of $40,000,000.
     The Company has requested that the Purchasers agree to certain modifications to the Purchase Agreement. Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, and provided that the Company agrees to the modifications of the Purchase Agreement set forth below, the Purchasers are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 12C of the Purchase Agreement, the parties hereto agree as follows:
     SECTION 1. Amendments to the Purchase Agreement. Upon the Effective Date (as defined in Section 3 hereof), each Purchaser and the Company agree that, the Purchase Agreement and the Subordinated Notes shall be amended as follows:
     1.1 Clauses (iv), (v) and (vi) of Paragraph 3A of the Purchase Agreement are hereby amended and restated in their entirety as follows:
          (iv) [Intentionally Omitted];
          (v) [Intentionally Omitted];
          (vi) [Intentionally Omitted];

     1.2 Paragraph 5A of the Purchase Agreement is amended and restated in its entirety as follows:
     5A. Financial Statements and Other Information. The Company covenants that it will deliver to the Subordinated Collateral Agent (and, to the extent requested by the Subordinated Collateral Agent, to any designee of the Subordinated Collateral Agent):
          (i) within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Subordinated Collateral Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
          (ii) within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (iii) within 20 days after the end of each fiscal month of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (iv) concurrently with any delivery of financial statements under clause (i) or (ii) or (iii) above, a certificate of a Responsible Officer of the Company in substantially the form of Exhibit P (a) certifying, in the case of the financial statements delivered under clause (ii) or (iii), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (b) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (c) setting forth reasonably detailed calculations demonstrating compliance with paragraph 6J and (d) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (v) concurrently with any delivery of financial statements under clause (i) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (vi) as soon as available, but in any event not more than 30 days prior to the end of each fiscal year of the Company and not later than the last day of such fiscal year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each fiscal month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Subordinated Collateral Agent;
          (vii) as soon as possible and in any event within 30 days of filing thereof; copies of all tax returns filed by any Obligor with the U.S. Internal Revenue Service;
          (viii) within 10 days of the first Business Day of each March and September, a certificate of good standing for each Obligor from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
          (ix) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and
          (x) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Subordinated Collateral Agent or any holder of the Subordinated Notes may reasonably request.
     1.3 Paragraph 5L through Paragraph 5P of the Purchase Agreement are amended and restated in their entirety as follows:
     5L. Payment Obligations. Each Obligor will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness (excluding the Senior Debt) and all other material liabilities and obligations (excluding the Senior Debt), including Taxes, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Obligor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $2,500,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.
     5M. Additional Collateral; Further Assurances. (i) Subject to applicable law, the Company and each Subsidiary that is an Obligor shall cause (a) each of its domestic Subsidiaries formed or acquired after the First Amendment Effective Date in accordance with the terms of this Agreement and (b) each other Person which guarantees the Senior Debt, to execute and deliver to the Subordinated Collateral Agent (1) either (y) the Subsidiary Guaranty or (z) a Joinder Agreement to the Subsidiary Guaranty, as applicable, upon which such Person shall automatically become a Subsidiary Guarantor thereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Transaction Documents and (2) either (y) the Subsidiary Security Agreement or (z) a Joinder Agreement to the Subsidiary Security Agreement, as applicable, upon which such Person will grant Liens to the Subordinated Collateral Agent, for the benefit of the Subordinated Collateral Agent and the holders of the Subordinated Notes, in any property of such Person which constitutes Collateral;
     (ii) the Company and each Subsidiary that is an Obligor will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries, including Equity Interests in the Securitization SPE and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1 ..956-2(c)(2)) in each foreign Subsidiary directly owned by the Company or any domestic Subsidiary to be subject at all times to a perfected Lien in favor of the Subordinated Collateral Agent pursuant to the terms and conditions of the Security Documents or other security documents as the Subordinated Collateral Agent shall reasonably request; and
     (iii) without limiting the foregoing, each Obligor will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Subordinated Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by paragraph 3A, as applicable), which may be required by law or which the Subordinated Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Transaction Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Obligors.
     5N. [Intentionally Omitted.]
     5O. Amendments to Credit Agreement. Upon entering into any amendment or other modification of the Credit Agreement (or any other agreement relating to the Senior Debt) the effect of which is to add or make more restrictive any event of default or any covenant contained in the Credit Agreement (or any other agreement relating to the Senior Debt) or make any change to any event of default or any covenant that would have the effect of making such event of default or covenant more restrictive, the Company shall (1) promptly, and in any event within 3 Business Days provide written notice thereof to each holder of Subordinated Notes describing such amendment in reasonable detail and (2) offer to enter into an amendment of this Agreement within 10 Business Days of consummating such amendment or modification to make corresponding changes or additions herein in respect of such covenants and events of default; provided, that, as to covenants or events of default which set forth any requisite ratio or compliance amounts such ratios and compliance amounts may, if so required by the terms of the Credit Agreement or the Intercreditor Agreement, be less restrictive on the Company to the same extent as the applicable covenant or event of default is prior to the time of such change.
     5P. Notices of Material Events. The Company will furnish to the Subordinated Collateral Agent and each holder of the Subordinated Notes prompt written notice of the following:
     (i) the occurrence of any Default or Event of Default;
     (ii) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Obligor that (a) seeks damages in excess of $2,500,000, (b) seeks injunctive relief, (c) is asserted or instituted against any Plan, its fiduciaries or its assets, (d) alleges criminal misconduct by any Obligor, (e) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (f) contests any tax, fee, assessment, or other governmental charge in excess of $2,500,000, or (g) involves any product recall;
     (iii) any Lien (other than Permitted Liens or Liens permitted under paragraph 6A) or claim made or asserted against any of the Collateral;
     (iv) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;
     (v) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);
     (vi) [Intentionally Omitted];

     (vii) the fact that an Obligor has entered into a Swap Agreement or an amendment to a Swap Agreement with a Person other than a Bank or the Bank Agent, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);
     (viii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000;
     (ix) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
     (x) promptly upon, and in any event not later than the next Business Day after, receipt thereof, a copy of any notice received from the Bank Agent or any holder of Senior Debt that any default or event of default under the Credit Agreement has occurred or any notice of any acceleration of any Senior Debt;
     (xi) simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the Bank Agent or any holder of Senior Debt under the Credit Agreement, excluding routine borrowing requests; and
     (xii) with reasonable promptness, such other information as the Subordinated Collateral Agent may reasonably request.
Each notice delivered under this paragraph shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     1.4 Paragraphs 5R and 5S are hereby deleted in their entirety.
     1.5 Paragraph 6 of the Purchase Agreement and all Schedules referenced therein are amended and restated in their entirety as set forth in Exhibit 1 hereto.
     1.6 Paragraph 7A of the Purchase Agreement is amended and restated in its entirety as set forth in Exhibit 2 hereto.
     1.7 Paragraph 8Q of the Purchase Agreement is amended and restated in its entirety as follows:
     8Q. Establishment of Security Interest. Schedule 8Q hereto sets forth as of the First Amendment Effective Date a complete and accurate list of (i) the location of the chief executive office of the Company and each of its Subsidiaries, (ii) all real property owned or leased by the Company or any of its Subsidiaries, (iii) all locations at which any property of the Company or any of its Subsidiaries is located (or at any time within the last 6 months has been located) or at which the Company or any of its Subsidiaries maintains a place of business or keeps any records (or at any time within the last 6 months has maintained a place of business or kept records), (iv) all patents, trademarks, trade names, service marks, services names or copyrights owned or licensed by the Company or any of its Subsidiaries, (v) the organizational identification number of the Company and each of its Subsidiaries, and (vi) any name under which the Company or any Subsidiary has conducted business at any time during the last 5 years. As of the First Amendment Effective Date, all filings, assignments, pledges and deposits of documents or instruments have been made, and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the First Amendment Effective Date under the provisions of this Agreement and the other Transaction Documents to create and perfect a security interest in the Collateral in favor of the Subordinated Collateral Agent to secure the Subordinated Notes, and each Subsidiary Guarantor’s obligations under its Subsidiary Guaranty, subject to no Liens other than Liens permitted under clause (i) of paragraph 6A. The Collateral and the Subordinated Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (except any such setoff, claim or defense which could not, individually or in the aggregate, materially impair the rights of the Subordinated Collateral Agent with respect to the Collateral). The Company or a Subsidiary is the owner of the Collateral described in the Security Documents free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted under paragraph 6A.
     1.8 Paragraph 8T of the Purchase Agreement is amended and restated in its entirety as follows:
     8T. Inventory Locations; Etc. Except for inventory drop shipped directly from a supplier or vendor directly to a customer, all of the Company’s inventory is located at one of the locations identified on Schedule 8T. Except to the extent such requirement has been expressly waived by the Subordinated Collateral Agent in writing, the landlord with respect to each inventory location has executed and delivered to the Subordinated Collateral Agent a landlord lien waiver in a form approved by the Subordinated Collateral Agent.
     1.9 Paragraph 8 of the Purchase Agreement is amended by adding a new Paragraph 8U thereto as follows:
     8U. Affiliate Transactions. Except as set forth on Schedule 6K, as of the First Amendment Effective Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Obligor and any of the officers, directors, Control Parties or Affiliates (other than Subsidiaries) of any Obligor.
     1.10 Paragraph 11B of the Purchase Agreement is amended and restated in its entirety as set forth in Exhibit 4 hereto.
     1.11 Paragraph 11C of the Purchase Agreement is amended and restated in its entirety as follows:
     11C. Accounting and Legal Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (i) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced.
     1.12 Exhibit G to the Purchase Agreement is amended and restated in its entirety to read as set forth on Exhibit G attached to this letter agreement.
     1.13 The Purchase Agreement is amended to add the following new Exhibits P and Q to read as set forth on Exhibits P and Q attached to this letter agreement.
     SECTION 2. Representations and Warranties. The Company represents and warrants to the Purchasers that, after giving effect hereto (a) each representation and warranty set forth in paragraph 8 of the Purchase Agreement is true and correct as of the date of the execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date) and (b) no Event of Default or Default exists.
     SECTION 3. Effectiveness. The amendments described in Section 1 above shall become effective upon the date (the “Effective Date”) that each of the following conditions has been satisfied in a manner satisfactory in form and substance to the Required Holder(s):
(a) the Required Holder(s) have received the following documents:
     (i) a counterpart of this letter agreement duly executed by the Company;
     (ii) certified copies of the New Credit Agreement duly executed by the Company, the Bank Agent and the Banks, and all agreements, instruments and other documents executed in connection therewith or delivered pursuant thereto, in form and substance satisfactory to the Required Holder(s), and all conditions precedent to the effectiveness of the New Credit Agreement shall have been satisfied and the Company shall have applied the proceeds thereof in accordance with the terms of the New Credit Agreement;
     (iii) a counterpart of the Security Agreement duly executed by the Company;
     (iv) a counterpart of the grant of security interest (trademarks) duly executed by the Company;

     (v) counterparts of the landlord waivers with respect to the Company’s following leased locations: (1) 7777 Golden Triangle Drive, Eden Prairie, Minnesota and (2) 6250 Ridgewood Road, St. Cloud, Minnesota duly executed by all parties thereto;
     (vi) counterparts of the JPMorgan Chase Bank, N.A. account control agreement duly executed by all parties thereto;
     (vii) counterparts of the lntercreditor Agreement duly executed by all parties thereto;
     (viii) counterparts of the Securitization Intercreditor Agreement duly executed by all parties thereto;
     (ix) payoff letter evidencing the payoff of the senior debt owing to CIGPF I Corp. and the termination of all liens securing such debt and the subordination agreement related thereto;
     (x) certified copies of all agreements evidencing the Securitization Facility;
     (xi) certified copies of the CIT Documents (as defined in the Security Agreement);
     (xii) legal opinions of the Company’s in-house counsel and special counsel, in form and substance satisfactory to the Required Holder(s);
     (xiii) a Secretary’s Certificate of the Company certifying, among other things (1) as to the name, titles and true signatures of the officers of the Company authorized to sign this letter agreement and the other documents to be delivered in connection with this letter agreement, (2) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of the Company, certified by the Secretary of State of the state of organization of the Company as of a recent date, (3) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of the Company, (4) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of the Company, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of this letter’ agreement and the other documents to be delivered by the Company in connection with this letter agreement, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of the shareholders, partners or members of the Company or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof; and
     (xiv) a certificate of good standing for the Company from the Secretary of State of the state of organization of the Company dated as of a recent date;

     (b) all corporate and other proceedings in connection with the transactions contemplated by this letter agreement shall be satisfactory to the Required Holder(s) and its counsel, and the Required Holder(s) shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request;
     (c) the Purchasers have received payment of all costs and expenses of the Purchasers (including reasonable fees and disbursements of special counsel to the Purchasers) in connection with this letter agreement and the transactions contemplated hereby;
     (d) as of the date hereof and after giving effect to this letter agreement, no Default or Event of Default has occurred which is continuing; and
     (e) all the representations and warranties contained in Paragraph 8 of the Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except to the extent such representation and warranties, by their terms, specifically are made as of a certain date prior to the date hereof.
     SECTION 4. Reference to and Effect on Purchase Agreement. Upon the effectiveness of this letter agreement, each reference in the Purchase Agreement or any other document, instrument or agreement to the “Purchase Agreement” shall mean and be a reference to the Purchase Agreement as modified by this letter agreement. Except as specifically set forth in Section 1 hereof, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     SECTION 5. Expenses. The Company hereby confirms its obligations under the Purchase Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Purchasers, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Purchasers in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by the Purchasers of any Subordinated Note and payment of any Subordinated Note.
     SECTION 6. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER AGREEMENT TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH TI-IE LAWS OF THE STATE OF ILLINOIS.
     SECTION 7. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     SECTION 8. Release. On the Effective Date, Fingerhut Fulfillment, Inc., a Delaware corporation (“FFI”), shall be released from its obligations under the Subsidiary Guaranty, Subsidiary Security Agreement and IP Security Agreement (other than those obligations which expressly by their terms survive termination or release of such agreements) and all Liens granted by FFI on its assets pursuant to the foregoing agreements shall be released.
[signature page follows]

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general partner

By:	Prudential Investment Management, Inc., its managing member

By:	/s/ [ILLEGIBLE]
Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ [ILLEGIBLE]
Vice President

AGREED AND ACCEPTED: FINGERHUT DIRECT MARKETING, INC.
By:
Title:

Signature Page
Letter Agreement to Securities Purchase Agreement

Very truly yours, PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:
Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general partner

By:	Prudential Investment Management, Inc., its managing member

By:
Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:
Vice President

AGREED AND ACCEPTED: FINGERHUT DIRECT MARKETING, INC.
By:	/s/ [ILLEGIBLE]
	Title:	Executive Vice President and Chief Financial Officer

Signature Page
Letter Agreement to Securities Purchase Agreement

EXHIBIT 1
     6. NEGATIVE COVENANTS. The Company covenants that so long as any Subordinated Note is outstanding the Company will not undertake or suffer to exist any of the following, unless the Subordinated Collateral Agent, as agent for the Purchasers, otherwise consents in writing:
     6A. Liens and Other Interests. The Company will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens on the Bank Collateral securing payment of the Senior Debt;
     (ii) Permitted Liens;
     (iii) any Lien on any property or asset of the Company or any Subsidiary existing on the First Amendment Effective Date and set forth in Schedule 6A; provided that (a) such Lien shall not apply to any other property or asset of the Company or Subsidiary and (b) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (iv) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (a) such security interests secure Indebtedness permitted by clause (v) of paragraph 6B, (b) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (c) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (d) such security interests shall not apply to any other property or assets of the Company or Subsidiary;
     (v) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes an Obligor after the date hereof prior to the time such Person becomes an Obligor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Obligor and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes an Obligor, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (vii) Liens arising out of sale and leaseback transactions permitted by

E1-1

paragraph 6P;
     (viii) Liens granted by a Subsidiary that is not an Obligor in favor of the Company or another Obligor in respect of Indebtedness owed by such Subsidiary;
     (ix) Liens on Securitization Receivables and other Purchased Assets (as defined in the Securitization Documents) transferred by an Obligor to, and any property and assets of, the Securitization SPE; and
     (x) Liens securing payment of the Subordinated Notes and the other Obligations.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this paragraph 6A may at any time attach to any Obligor’s Inventory, other than those permitted under clauses (i), (ii) and (vii) of the definition of “Permitted Lien” and clauses (i) and (x) above.
     6B. Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (i) Indebtedness under the Subordinated Notes and the other Obligations;
     (ii) Indebtedness existing on the First Amendment Effective Date and set forth in Schedule 6B and extensions, renewals and replacements of any such Indebtedness in accordance with clause (vi) hereof;
     (iii) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary to the Company or any other Subsidiary, provided that (a) Indebtedness of any Subsidiary that is not an Obligor to the Company or to any Subsidiary that is an Obligor shall be subject to paragraph 6C and (b) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary that is an Obligor to any Subsidiary that is not an Obligor shall be subordinated to the Obligations on terms reasonably satisfactory to the Subordinated Collateral Agent;
     (iv) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary, provided that (a) the Indebtedness so Guaranteed is permitted by this paragraph 6B, (b) Guarantees by the Company or any Subsidiary that is an Obligor of Indebtedness of any Subsidiary that is not an Obligor shall be subject to paragraph 6C and (c) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
     (v) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (vi) hereof; provided that (a) such Indebtedness is incurred prior to or within 90 days after such acquisition or

E1-2

the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding plus up to $25,000,000 to finance the acquisition of the warehouse the Company currently leases in St. Cloud, Minnesota;
     (vi) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii) and (v) and not clause (xii) hereof; provided that, (a) the principal amount of such Indebtedness is not increased, (b) any Liens securing such Indebtedness are not extended to any additional property of any Obligor, (c) no Obligor that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (d) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (e) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (f) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Subordinated Collateral Agent and the holders of the Subordinated Notes as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (vii) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (viii) Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
     (ix) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (a) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (b) the aggregate principal amount of Indebtedness permitted by this clause (ix) shall not exceed $2,500,000 at any time outstanding;
     (x) Senior Debt;
     (xi) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Company’s Subsidiaries permitted by this clause (xi) shall not exceed $2,500,000 at any time outstanding; and
     (xii) any Indebtedness in respect of any Securitization Facility.
     6C. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not an Obligor and a Wholly-Owned Subsidiary prior to

E1-3

such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (i) Permitted Investments, subject to control agreements in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes or otherwise subject to a perfected security interest in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes unless prohibited under the Securitization Facility;
     (ii) investments in existence on the First Amendment Effective Date and described in Schedule 6C;
     (iii) investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (a) any such Equity Interests held by an Obligor shall be pledged pursuant to the Security Agreement or the Subsidiary Security Agreement (subject to the limitations applicable to common stock of a foreign Subsidiary referred to in paragraph 5M(ii)) and (b) the aggregate amount of investments by Obligors in Subsidiaries that are not Obligors and are not Securitization SPEs (together with outstanding intercompany loans permitted under clause (b) to the proviso to paragraph 6C(iv) and outstanding Guarantees permitted under the proviso to paragraph 6C(v)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (iv) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, provided that (a) any such loans and advances by an Obligor shall not be evidenced by a promissory note and (b) the amount of such loans and advances made by Obligors to Subsidiaries that are not Obligors and are not Securitization SPEs (together with outstanding investments permitted under clause (b) to the proviso to paragraph 6C(iii) and outstanding Guarantees permitted under the proviso to paragraph 6C(v)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (v) Guarantees constituting Indebtedness permitted by paragraph 6B, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Obligors that is Guaranteed by any Obligor shall (together with outstanding investments permitted under clause (b) to the proviso to paragraph 6C(iii) and outstanding intercompany loans permitted under clause (b) to the proviso to paragraph 6C(iv)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (vi) loans or advances made by an Obligor to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of

E1-4

$100,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding;
     (vii) subject to Sections 4.2(a) and 4.4 of the Security Agreement and Sections 5.1 and 5.2 of the Subsidiary Security Agreement, notes payable, or stock or other securities issued by Account Debtors to an Obligor pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (viii) investments in the form of Swap Agreements permitted by paragraph 6Q;
     (ix) investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (x) investments received in connection with the dispositions of assets permitted by paragraph 6E; and
     (xi) investments constituting deposits described in clauses (iii) and (iv) of the definition of “Permitted Liens.”
     6D. Fundamental Changes. (i) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (a) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation, (b) any Obligor (other than the Company) may merge into any other Obligor in a transaction in which the surviving entity is an Obligor and (c) any Subsidiary that is not an Obligor may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Subordinated Notes; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by paragraph 6C.
          (ii) The Company will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the First Amendment Effective Date and businesses reasonably related thereto.
          6E. Asset Sales. The Company will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with paragraph 6C), except:

E1-5

     (i) sales, transfers and dispositions of (a) inventory in the ordinary course of business and (b) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (ii) sales of Securitization Receivables and other Purchased Assets (as defined in the Securitization Documents) to the Securitization SPE;
     (iii) sales, transfers and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not an Obligor shall be made in compliance with paragraph 6K;
     (iv) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (v) sales, transfers and dispositions of investments permitted by clauses (ix) and (xi) of paragraph 6C;
     (vi) sale and leaseback transactions permitted by paragraph 6P;
     (vii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary; and
     (viii) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this paragraph, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (viii) shall not exceed $2,500,000 during any fiscal year of the Company;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (ii) and (vi) above) shall be made for fair value and for at least 75% cash consideration.
     6F. Restricted Payments; Certain Payments of Indebtedness. (i) The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments, of up to $5,000,000 per fiscal year pursuant to and in accordance with equity incentive plans of the Company and its Subsidiaries, or (d) the Company may pay cash dividends on its Preferred Stock with proceeds of an initial public offering of its Common Stock upon the conversion of such Preferred Stock to Common Stock, pursuant to Section 4.2.1 of the Company’s certificate of incorporation.
     (ii) The Company will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or

E1-6

other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (a) payment of Indebtedness created under the Transaction Documents;
     (b) payment of the Senior Debt;
     (c) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
     (d) refinancings of Indebtedness to the extent permitted by paragraph 6B; and
     (e) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     6G. Restrictive Agreements. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, any Transaction Document or the Credit Agreement, (b) the foregoing shall not apply to restrictions and conditions existing on the First Amendment Effective Date identified on Schedule 6K (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (d) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (e) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof
     6H. Amendment of Material Documents. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents except after reasonable prior notice to the Subordinated Collateral Agent.

E1-7

     6I. Accounting Changes. The Company shall not suffer or permit any of its Subsidiaries to make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year or method for determining fiscal quarters of any Obligor or any of its Subsidiaries.
     6J. Financial Covenants.
     (i) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than 1 .0 to 1.0.
     (ii) Minimum EBITDA. The Company shall not permit EBITDA for any fiscal year set forth below to be less than the amount set forth below for such fiscal year:

Fiscal Year	Amount
2008	$33,250,000
2009	$38,000,000
2010	$47,500,000
2011	$52,250,000
2012 and each fiscal year thereafter	$57,000,000
     6K. Transactions with Affiliates. The Company will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (a) are in the ordinary course of business and (b) are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Company and any Subsidiary that is an Obligor not involving any other Affiliate, (iii) any investment permitted by paragraph 6C(iii) or 6C(iv), (iv) any Indebtedness permitted under paragraph 6C(iii), (v) any Restricted Payment permitted by paragraph 6F, (vi) loans or advances to employees permitted under paragraph 6C, (vii) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business, including without limitation those paid pursuant to matters described in Schedule 6K, (viii) transactions involving the transfer of Securitization Receivables and other Purchased Assets (as defined in the Securitization Documents) to and by a Securitization SPE in connection with a Securitization Facility, and (ix) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors.

E1-8

     6L. Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary to issue, sell or otherwise dispose of any shares of any class of its stock (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) except to the Company or another Wholly-Owned Subsidiary.
     6M. Limitation on Issuance of Other Subordinated Indebtedness Senior to the Subordinated Notes. The Company shall not create, incur, assume, permit or exist, Guarantee, or in any other manner become liable with respect to any Indebtedness, other than the Subordinated Notes, that is contractually subordinate in right of payment to any Senior Debt unless such Indebtedness is otherwise permitted by the terms hereof and is Indebtedness that is pari passu with, or subordinate pursuant to provisions substantially similar to those contained in the Intercreditor Agreement in right of payment to, the Subordinated Notes.
     6N. Payment Limitations. The Company covenants that it will not enter into or become subject to any restriction on the payment of any Obligations which payment is required pursuant to the terms of this Agreement other than the provisions of the Intercreditor Agreement.
     6O. Terrorism Sanctions Regulations. The Company covenants that it will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.
     6P. Sale and Leaseback Transactions. The Company will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.
     6Q. Swap Agreements. The Company will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
     6R. Fingerhut Fulfillment, Inc. The Company will not permit Fingerhut Fulfillment, Inc. at any time to own or have any Inventory or material assets.

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SCHEDULE 6A
EXISTING LIENS
[To be provided by the Company]

6A-1

SCHEDULE 6B
EXISTING INDEBTEDNESS
[To be provided by the Company]

6B-1

SCHEDULE 6C
EXISTING INVESTMENTS
[To be provided by the Company]

6C-1

SCHEDULE 6K
AFFILIATE TRANSACTIONS
[To be provided by the Company]

6K-1

SCHEDULE 8T
INVENTORY LOCATIONS
[To be provided by the Company]

8T-1

EXHIBIT 2
     7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
     (i) the Company defaults in the payment of any principal of or Prepayment Amount or Specified Event Prepayment Amount payable with respect to any Subordinated Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or
     (ii) the Company defaults in the payment of any interest on any Subordinated Note for more than 5 days after the date due; or
     (iii) (a) the Company or any Subsidiary defaults in the payment or performance of any term contained in the Credit Agreement (or if any other event thereunder shall occur and be continuing) and the effect of such default or other event is to cause (or the Banks cause) the loans under the Credit Agreement to become due prior to stated maturity, (b) any Obligor or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness referred to in clause (a) above), when and as the same shall become due and payable, which failure continues beyond any period of grace therein provided or (c) any event or condition occurs that results in any Material Indebtedness (other than Indebtedness referred to in clause (a) above) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness referred to in clause (a) above) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness referred to in clause (a) above) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (c) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
     (iv) any representation or warranty made by the Company or any Subsidiary herein or in any other Transaction Document or by the Company, any Subsidiary or any of their respective officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or
     (v) the Company (a) fails to perform or observe any agreement contained in paragraph 5I or paragraph 6 or (b) fails to give notice of a Default or Event of Default as required by clause (i) of paragraph 5P; or

E2-1

     (vi) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this paragraph 7A), and such failure shall continue unremedied for a period of (a) 5 Business Days after the earlier of knowledge of such breach or notice thereof from the Subordinated Collateral Agent (which notice will be given at the request of any holder of the Subordinated Notes) if such breach relates to terms or provisions of paragraph 5A, 5C, 5E, 5F, 5G, 5H, 5I, 5J, 5L or 5Q (other than paragraph 5Q(i)) of this Agreement or (b) 20 days after the earlier of knowledge of such breach or notice thereof from the Subordinated Collateral Agent (which notice will be given at the request of any holder of the Subordinated Notes) if such breach relates to terms or provisions of any other paragraph of this Agreement; or
     (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
     (viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
     (ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or
     (x) any such petition or application described in clause (ix) of this paragraph 7A is filed, or any such case or proceedings described in clause (ix) of this paragraph 7A are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
     (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
     (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or

E2-2

such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
     (xiii) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against any Obligor, any Subsidiary of any Obligor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or any Subsidiary of any Obligor to enforce any such judgment or any Obligor or any Subsidiary of any Obligor shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or
     (xiv) an ERISA Event shall have occurred that, in the opinion of the Required Holder(s), when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,500,000 in any year; or
     (xv) any Change of Control shall occur; or
     (xvi) the Subsidiary Guaranty or any Security Document shall cease to be in full force and effect, or the Company or any Subsidiary Guarantor shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, the Subsidiary Guaranty or any Security Document, or the Subordinated Collateral Agent does not have or ceases to have a valid perfected security interest (subject only to Liens permitted by clause (i) of paragraph 6A) in any Collateral for the benefit of the holders of the Subordinated Notes; or
     (xvii) if the Securitization Facility is terminated and is not replaced by a securitization facility reasonably satisfactory to the Subordinated Collateral Agent within 30 days after termination;
then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Subordinated Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Subordinated Notes held by such holder to be, and all of the Subordinated Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued

E2-3

thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Subordinated Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Prepayment Amount, if any, (or, if less, the Yield- Maintenance Amount) with respect to each Subordinated Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Subordinated Notes to be, and all of the Subordinated Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with (1) the Prepayment Amount (or, if less, the Yield-Maintenance Amount) or (2) if such event is an Event of Default specified in clause (xv) which also constitutes a Specified Event, the Specified Event Prepayment Amount (or, if less, the Yield-Maintenance Amount) with respect to each Subordinated Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Company acknowledges, and the parties hereto agree, that each holder of a Subordinated Note has the right to maintain its investment in the Subordinated Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount, Prepayment Amount or Specified Event Prepayment Amount, as applicable, by the Company in the event the Subordinated Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

E2-4

EXHIBIT 4
11B. Other Terms.
     “Account” shall have the meaning assigned to such term in the Security Agreement.
     “Account Debtor” shall mean any Person obligated on an Account.
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” shall have the meaning given in paragraph 12C hereof.
     “Agreement to Subordinate” shall have the meaning given in paragraph 3A(xi) hereof.
     “Anti-Terrorism Order” shall mean Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Bank Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement, and its successors and assigns in that capacity.
     “Bank Collateral” shall mean the “Collateral” as such term is defined in the Intercreditor Agreement (as in effect on the First Amendment Effective Date).
     “Banks” shall mean JPMorgan Chase Bank, N.A. and the other lending parties to the Credit Agreement, other holders of the Senior Debt from time to time and their respective successors and assigns.
     “Bankruptcy Law” shall have the meaning given in clause (viii) of paragraph 7A.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized by law to remain closed.
     “Capital Expenditures” shall mean, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
     “Capitalized Lease Obligation” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement

E4-1

conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change of Control” shall mean (a) the Control Parties shall cease to own, free and clear of all Liens or other encumbrances, at least 51% of the outstanding voting Equity Interests of the Company on a fully diluted basis; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) appointed by the board of directors of the Company nor (ii) appointed pursuant to the Company’s certificate of incorporation or other organizational documents or agreements in effect on the date hereof; (c) the acquisition of direct or indirect Control of the Company by any Person or group other than the Control Parties; or (d) the occurrence of a “Change in Control” (or similar event) under the Credit Agreement (or any replacement thereto) which has not been cured or waived pursuant to the terms thereof. Notwithstanding the foregoing, an initial public offering of the Company’s Equity Interests shall not constitute a change in control even if the offering results in the Control Parties’ owning less than 51% of the outstanding voting Equity Interests.
     “closing” or “date of closing” shall have the meaning given in paragraph 2 hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collateral” shall mean all property and assets upon which Liens have been created or are purported to have been created under or pursuant to any Security Document.
     “Collateral Agency Agreement” shall have the meaning given in paragraph 3A(xiii) hereof.
     “Common Stock” shall mean the Company’s Common Stock, par value $0.00001 per share.
     “Company” shall have the meaning given in the introductory paragraph hereof.
     “Company Sale” shall mean (i) the sale of all or substantially all of the Common Stock and Preferred Stock to a Person or Persons (other than any Related Party) in the same transaction or series of related transactions, or (ii) the sale of all or substantially all of the assets of the Company and its Subsidiaries to a Person or Persons (other than any Related Party) in the same transaction or series of related transactions, in each case on terms and conditions reasonably acceptable to the Required Holder(s).
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

E4-2

     “Control Parties” shall mean one or more of: (i) Petters Group, Inc. or any Person(s) Controlled by or Controlling Petters Group, Inc., (ii) Bain Capital Venture Fund, L.P. or any Person(s) Controlled by or Controlling Bain Capital Venture Fund, L.P., and (iii) Battery Ventures VI L.P. or any Person(s) Controlled by or Controlling Battery Ventures VI L.P.
     “Credit Agreement” shall mean the Credit Agreement dated as of June 21, 2007, among the Company, the Bank Agent and the Banks, as amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms of the Intercreditor Agreement.
     “Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.
     “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 23.00%, or (ii) 10% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its Prime Rate; provided, that in no event shall the Default Rate exceed the maximum rate of interest allowed under applicable law.
     “EBITDA” shall mean, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but shall not include any such interest in the Securitization Trust held by the Securitization SPE.
     “Equityholder Agreement” shall have the meaning given in paragraph 3A(viii) hereof.

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     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “FAC” shall mean FAC Acquisition, LLC, a Delaware limited liability company.
     “First Amendment Effective Date” shall mean June 21, 2007.
     “Fixed Charge Coverage Ratio” shall mean, the ratio, determined as of the end of each of fiscal quarter of the Company for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Fixed Charges” shall mean, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness made during such period (not including principal payments on the Securitization Facility or under the Credit Agreement), plus expense for income and franchise taxes paid in cash, plus

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dividends or distributions paid in cash, all calculated for the Company and its Subsidiaries on a consolidated basis.
     “GAAP” shall mean generally accepted accounting principles in the United States of America.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
     “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all

E4-5

Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indenture Trustee” shall mean U.S. Bank National Association and any other trustee under a Securitization Facility.
     “Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).
     “Intercreditor Agreement” shall mean the Subordination and Intercreditor Agreement, dated as of June 21, 2007, among the Bank Agent and the Purchasers, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Interest Expense” shall mean, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
     “Inventory” shall have the meaning assigned to such term in the Security Agreement.
     “Investor Rights Agreement” shall have the meaning given in paragraph 3A(iii) hereof.
     “IP Security Agreement” shall have the meaning given in paragraph 3A(vii) hereof.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same

E4-6

economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Material Adverse Effect” shall mean any event, development or circumstance that has or would reasonably be expected to have a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole (provided that if the event, development or circumstance is not unique to the Company, its effect on the Company is materially more adverse than on the other entities or comparable lines of business), (b) the ability of any Obligor to perform any of its obligations under the Transaction Documents to which it is a party, (c) the Collateral, or the Subordinated Collateral Agent’s Liens (on behalf of itself and the holders of the Subordinated Notes) on the Collateral or the priority of such Liens or (d) the rights of or benefits available to the Subordinated Collateral Agent or the holders of any of the Subordinated Notes or the Warrants under this Agreement.
     “Material Indebtedness” shall mean Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Credit Agreement) or Requirement of Law applicable to such Subsidiary.
     “Obligations” shall mean (i) the unpaid principal and interest (including interest accruing at the then-applicable Default Rate and interest accruing at the then-applicable rate provided in the Subordinated Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, relating to

E4-7

Company whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Subordinated Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other obligations and liabilities of every nature of the Company from time to time owing to the Subordinated Collateral Agent or the holders of Subordinated Notes, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), which may arise under, out of, or in connection with, this Agreement or any other Security Document or under any other document made, delivered or given in connection with any of the foregoing (excluding the Warrants, the Investor Rights Agreement, the Stockholders Agreement, the Equityholder Agreement and the VCOC Letter), in each case whether on account of principal, premium, if any, interest, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to such Persons) that are required to be paid by the Company pursuant to the terms of this Agreement or any other Security Document, including, without limitation, any contingent or unliquidated Obligations related to unresolved claims, causes of action or liabilities which have been asserted or threatened against the Subordinated Collateral Agent or any holder of a Subordinated Note or which otherwise can be reasonably identified by the Subordinated Collateral Agent or any holder of a Subordinated Note based on then known facts and circumstances.
     “Obligors” shall mean the Company, the Company’s domestic Subsidiaries other than the Securitization SPE and any other Person that now or hereafter guarantees or grants a Lien in any of its assets to secure any of the Obligations and their successors and assigns, provided further that the Securitization Trust shall not be deemed an Obligor.
     “Off-Balance Sheet Liability” of a Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “Officer’s Certificate” shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
     “Permitted Investments” shall mean, (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing

E4-8

within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or from Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and (v) money market funds that (a) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (b) are rated AAA by Standard & Poor’s and Aaa by Moody’s and (c) have portfolio assets of at least $5,000,000,000.
     “Permitted Liens” shall mean, (i) Liens imposed by law for taxes that are not yet due or are being contested in compliance with paragraph 5L; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with paragraph 5L; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (xiii) of paragraph 7A; (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and (vii) unperfected Liens and reclamation rights of inventory suppliers.
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value 0.00001 per share.

E4-9

     “Property” of a Person shall mean any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Projections” shall have the meaning given in paragraph 5A(vi) hereof.
     “Purchasers” shall have the meaning given in the introductory paragraph hereof.
     “Qualified IPO” shall mean the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of shares of the Company’s Common Stock at a public offering price reasonably acceptable to the Required Holder(s).
     “Related Party” shall mean (i) any officer or director of the Company or any Subsidiary, (ii) any Person directly or indirectly owning any shares of Equity Interests of the Company or any Subsidiary, (iii) any Person who is related by blood, adoption or marriage to any Person described in clause (i) or (ii), or (iv) any Affiliate of the Company or any Affiliate of any Person described in clause (i), (ii) or (iii); provided, however, that the Company and any Subsidiary of the Company shall not be Related Parties.
     “Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Subordinated Notes from time to time outstanding.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
     “Restated Certificate of Incorporation” shall have the meaning given in paragraph 3J hereof.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or of any option, warrant or other right to acquire any such Equity Interests in the Company.
     “Securities” shall have the meaning given in paragraph 1B hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

E4-10

     “Securitization Documents” shall have the meaning ascribed thereto in the Security Agreement.
     “Securitization Facility” shall mean the securitization facility governed by the Securitization Documents.
     “Securitization Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of June 21, 2007 among the Subordinated Collateral Agent, the Indenture Trustee on behalf of noteholders under the Securitization Facility, the Securitization SPE and the Company in the form of Exhibit Q hereto, as amended, restated or otherwise modified from time to time in accordance with its terms.
     “Securitization Receivables” shall have the meaning assigned to such term in the Security Agreement.
     “Securitization SPE” shall mean Fingerhut Funding, LLC, a Delaware limited liability company, or any other special purpose entity now or hereafter created to effect a Securitization Facility.
     “Securitization Trust” shall mean the Fingerhut Credit Account Master Note Trust created effective as of June 13, 2007.
     “Security Agreement” shall mean that certain Amended and Restated Pledge and Security Agreement dated as of June 21, 2007 by the Company for the benefit of the holders of the Subordinated Notes in the form of Exhibit G hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Security Documents” shall mean the Security Agreement, the IP Security Agreement, the Subsidiary Guaranty, the Subsidiary Security Agreement and any other agreement, document or instrument in effect on the date of closing or executed by the Company or any Subsidiary after the date of closing under which the Company or such Subsidiary has granted a lien upon or security interest in any property or assets to the Subordinated Collateral Agent to secure all or any part of the obligations of the Company under this Agreement or the Subordinated Notes or of any Subsidiary Guarantor under the Subsidiary Guaranty, and all financing statements, certificates, documents and instruments relating thereto or executed or provided in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time.
     “Senior Debt” shall mean all Senior Debt under and as defined in the Intercreditor Agreement; provided that “Senior Debt” shall not include any obligation owed to the Company or any Subsidiary of the Company.
     “Significant Holder” shall mean (i) each Purchaser, so long as such Purchaser or one of its Affiliates shall hold (or be committed under this Agreement to purchase) any Subordinated Note, or (ii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Subordinated Notes from time to time outstanding.

E4-11

     “Specified Event” shall mean the consummation of (i) a Qualified IPO or (ii) a Company Sale.
     “Standard & Poor’s” shall mean Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and its successors.
     “Stockholders Agreement” shall have the meaning given in paragraph 3A(iii) hereof
     “Subordinated Collateral Agent” shall mean Prudential Capital Partners II, L.P.
     “Subordinated Indebtedness” of a Person shall mean any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Subordinated Collateral Agent.
     “Subordinated Notes” shall have the meaning given in paragraph 1A hereof.
     “subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
     “Subsidiary” shall mean any direct or indirect subsidiary of the Company or an Obligor, as applicable.
     “Subsidiary Guarantors” shall mean each Subsidiary of the Company from time to time required to enter into the Subsidiary Guaranty pursuant to paragraph 5M.
     “Subsidiary Guaranty” shall mean that certain Guarantor Agreement made by each Subsidiary Guarantor in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes substantially in the form of Exhibit F hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Subsidiary Security Agreement” shall mean that certain Security Agreement made by each Subsidiary Guarantor in favor of the Subordinated Collateral Agent for the benefit of the holders of the Subordinated Notes substantially in the form of Exhibit I hereto, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof.
     “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt

E4-12

instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transaction Documents” shall mean this Agreement, the Subordinated Notes, the Warrants, the Investor Rights Agreement, the Stockholders Agreement, the Equityholder Agreement, the VCOC Letter, the Security Documents, the Agreement to Subordinate, the Collateral Agency Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.
     “Transfer and Servicing Agreement” shall mean the Transfer and Servicing Agreement among Fingerhut Funding, LLC, the Company and Fingerhut Credit Account Master Note Trust, dated as of June 21, 2007, as the same may be amended, restated or otherwise supplemented from time to time.
     “Transferee” shall mean any direct or indirect transferee of all or any part of any Subordinated Note purchased by any Purchaser under this Agreement.
     “USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “VCOC Letter” shall have the meaning given in paragraph 3A(ix) hereof.
     “Warrants” shall have the meaning given in paragraph 1B hereof.
     “Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding Equity Interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of Equity Interests of such Subsidiary.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

E4-13

EXHIBIT G
FORM OF SECURITY AGREEMENT
See Attached.

EXHIBIT P
FORM OF COMPLIANCE CERTIFICATE
See Attached.

EXHIBIT G
FORM OF SECURITIZATION INTERCREDITOR AGREEMENT
See Attached.

SCHEDULE 6A
EXISTING LIENS

Debtor Searched		Clear?			Filing		Through
[Debtor Found]	Jurisdiction	(Y/N)	Secured Party	Filing No.	Date	Lien Description	Date
Fingerhut Direct Marketing, Inc.	Delaware Secretary of State	UCC N					04/24/07

Fingerhut Direct Marketing, Inc.			Prudential Capital Partners II, L.P., as Collateral Agent	61046655	03/26/06	All assets; liens are subordinated to the liens of the Senior Agent as defined in the Intercreditor Agreement dtd 3/23/06

				Amendment 61481829	05/02/06	Amends debtors address

Fingerhut Direct Marketing, Inc.			First American Commercial Bancorp, Inc.	2007 1028827	03/20/07	All equipment under Master Lease No. 2007145
Fingerhut—Schedules to First Amendment to Prudential SPA

6A-1

SCHEDULE 6B
EXISTING INDEBTEDNESS
None
Fingerhut —Schedules to First
Amendment to Prudential SPA

6B-1

SCHEDULE 6C
EXISTING INVESTMENTS
None, other than “loans/advances” to customers in the form of revolving credit accounts in the ordinary course of business.

Fingerhut — Schedules to First Amendment to Prudential SPA

6C–1

SCHEDULE 6K
AFFILIATE TRANSACTIONS
1.	Amended and Restated Investor Rights Agreement, dated as of March 24, 2006, among Company, certain investors and various other investors.

2.	Amended and Restated Stockholders Agreement, dated as of March 24, 2006, among the Company and certain investors and stockholders.

3.	Stockholders Waiver, Consent and Amendment: Fingerhut Direct Marketing, Inc. dated as of March 23, 2006

4.	Fingerhut Direct Marketing, Inc.: Written Waiver and Consent of Holders of Series A Preferred Stock dated as of April 2, 2007.

5.	Employment Agreement with Chief Executive Officer of the Company, effective as of April 25, 2007.

6.	Executive Summary/Overview; Executive Life and Disability Benefits for Brian Smith, CEO/President; Prepared by Jeffrey A. Azen; approved by Board on April 25, 2007

7.	Independent Director — Total Compensation Summary

8.	Amended and Restated 2005 Non-Employee Directors Equity Compensation Plan

9.	2003 Equity Incentive Plan

10.	2007 Incentive Plan

11.	2007 Vision of Quality Growth Special Incentive Program

12.	Fingerhut Direct Marketing, Inc. conducts occasional sales of excess inventory, returned merchandise, liquidation inventory and samples to related parties. In fiscal 2006 the total amount of sales did not exceed $1 0,000.

Fingerhut — Schedules to First Amendment to Prudential SPA

6K–1

SCHEDULE 8Q
1.	Location of the chief executive office of the Company and each of its Subsidiaries 7777 Golden Triangle Drive, Eden Prairie, MN

2.	All real property owned or leased by the Company or any of its Subsidiaries and all locations at which any property of the Company or any of its Subsidiaries is located (or at any time within the last 6 months has been located) or at which the Company or any of its Subsidiaries maintains a place of business or keeps any records (or at any time within the last 6 months has maintained a place of business or kept records):
(a)	Owned Real Property: None

(b)	Leased Real Property:
(i)	Warehouse. That certain property leased pursuant to the Building Lease dated as of November 26, 2003 by and between FAC Acquisition, LLC, and Fingerhut Direct Marketing, Inc., and related to property located at 6250 Ridgewood Road, St. Cloud, MN; and the Assignment and Assumption of Lease dated June 14, 2006 between FAC Acquisition, LLC, as Assignor, and Welsh Fingerhut MN, LLC, as Assignee, recorded in the office of the County Recorder of Stearns County, MN on June 20, 2006, as Document #1197732.

(ii)	Corporate Headquarters. That certain property leased pursuant to the Lease Agreement dated as of March 6, 2006 by and between Liberty Property Limited Partnership, as Landlord, and Fingerhut Direct Marketing, Inc., as Tenant, and related to property located at 7777 Golden Triangle Drive, Eden Prairie, MN, as amended by a First Amendment to Lease dated March 28, 2006 between Landlord and Tenant.

(iii)	Data Center. That certain Time Warner Telecom Co-Location Equipment Area Agreement effective as of July 15, 2005 by and between Time Warner and FDM, Inc., related to property at 5480 Feltl Road, Minnetonka, MN.

(iv)	Photo Studio. That certain property leased pursuant to the Lease dated November 14, 2003 by and between The Trustees Under the Will and of The Estate of James Campbell, Deceased, Landlord, and Fingerhut Direct Marketing, Inc., Tenant, related to property at 14005 13th Avenue North, Plymouth, MN, as amended by a First Amendment to Lease Agreement, dated as of October 27, 2006, by and between James Campbell Company LLC and Tenant.

Fingerhut — Schedules to First Amendment to Prudential SPA

8T–1

(v)	Call Center. That certain property leased pursuant to the Lease dated February 1, 2005 by and between Sundance III, LLC and FDM, Inc., related to property at 11 McLeland Road, St. Cloud, MN.

(vi)	Call Center. That certain property leased pursuant to the Office Lease dated August 15, 2003 by and between Dante A. Tini, John D. Tini and Donna Tini, collectively Landlord, and Fingerhut Direct Marketing, Inc., Tenant, related to property at 1250 Industrial Park Road, Eveleth Industrial Park, Eveleth, MN.
3.	All patents, trademarks, trade names, service marks, services names or copyrights owned or licensed by the Company or any of its Subsidiaries
A.	Registered Intellectual Property:

See attachment “A” — current Registered Trademarks

See attachment “B” — current Patents

See attachment “C” — current Domain Names

See attachment “D” — current Copyrights

Fingerhut — Schedules to First Amendment to Prudential SPA

8T–2

Attachment A
To
Schedule 8Q Registered Intellectual Properties
Current Registered Trademarks/Service Marks
FINGERHUT DIRECT MARKETING INC. US TRADE/SERVICE MARKS

Trademark / Servicemark	Reg. No.
ACCESS TO BETTER LIVING	3,020,977
BACKYARD LIVING	2,274,991
CAREFREE LIVING	1,505,333
CHEF’S MARK	2,489,361
CHEF’S MARK	2,645,988
CHEF’S MARK PREFERRED QUALITY & DESIGN	2,497,159
CHEF’S MARK PREFERRED QUALITY & DESIGN	2,659,758
COUNTRY BEAR	2,782,394
DIGITAL ZONE	2,398,630
FALL BIG BOOK	2,655,853
FINGERHUT	999,881
FINGERHUT	973,080
FINGERHUT HOME	2,523,477
GATE ONE (AND DESIGN)	1,724,645
GATE ONE LUGGAGE (AND DESIGN)	1,722,969
GOOD DEALS, GREAT BUYS	2,503,225
HOLIDAY BIG BOOK	2,386,204
HOME DEALS	2,967,344
LIFE MAX	2,099,973
OUTDOOR SPIRIT	2,540,809
OUTDOOR SPIRIT	2,358,444
OUTDOOR SPIRIT	2,513,010
OUTDOOR SPIRIT	2,476,139
OUTDOOR SPIRIT	2,366,241
OUTDOOR SPIRIT	2,444,758
ROOMS FOR LIVING	1,693,689
SENSOMA	2,601,356
SPRING BIG BOOK	2,476,310
ST. CROIX COLORS	2,579,749
ST. CROIX COLORS	2,681,467
ST. CROIX COLORS AND DESIGN	2,552,910
SUITE LUXURIES	2,496,775
SUPER CHEF	1,933,548

Fingerhut — Schedules to First Amendment to Prudential SPA

8T–3

Registration
Foreign Trademarks	Number
Fingerhut	Mexico 884685
Fingerhut	UK 2146029

Trademark Applications	Serial Number
Country Bear	78/552727
Fingerhut	78/533161
Now You Can	77/084311
Yes You Can	77/033016
B.	Licensed Trademarks — from Petters Group Worldwide, LLC

Master Craft

Master Craft Pro

Fingerhut — Schedules to First Amendment to Prudential SPA

8T–4

Attachment B
To
Schedule 8Q Registered Intellectual Property
Patents
None

Fingerhut — Schedules to First Amendment to Prudential SPA

8T–5

Attachment C
To
Schedule 8Q Registered Intellectual Property
Current Domain Names
www.fingerhut.biz
www.andysgarage.com
www.fingerhutdirect.com
www.fhutfill.com
www.fhutdirect.com
www.andysauction.com
www.fingerhut.com
www.birthdayhut. com
www.fhutfill.net
www.fhutdirect.net
www.fingerhut.net
www.fhutfill.org
www.fhutdirect.org
www.fingerhut.org
www.andysgaragesale.org

Fingerhut — Schedules to First Amendment to Prudential SPA

8T–6

Attachment D
To
Schedule 8Q Registered Intellectual Property
Current Copyrights

Copyright Title	Registration Number
Br-r-r bear	VA-294-209
Cameo floral: [no.] 87582	VA-275-850
Baroque floral: [no.] 87338.	VA-275-849
Rose Garden: [no.] 32466/32469	VA-275-848
Unicorn with rainbow	VA-275-847
Pastelle	VA-275-846
Choloe: [no.[ 90304]	VA-275-845
Rainbow clouds	VA-275-844

8T-1

4.	Organizational identification number of the Company and each of its Subsidiaries

Fingerhut Direct Marketing, Inc.	3567832

Fingerhut Fulfillment, Inc.	3572413

Fingerhut Funding, LLC	4350399
5.	Any name under which the Company or any Subsidiary has conducted business at any time during the last 5 years

Fingerhut Direct Marketing, Inc.

Fingerhut Fulfillment, Inc.

Fingerhut Funding, LLC

8T-1

SCHEDULE 8T
INVENTORY LOCATIONS
1.	Warehouse. 6250 Ridgewood Road, St. Cloud, MN

E4-1